Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Russ Berrie and Company, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 2-96238, 2-96239, 2-96240, 33-10779, 33-26161, 33-27406, 33-27897, 33-27898, 33-51823, 333-70081, 333-76248 and 333-111853) on Form S-8, of Russ Berrie and Company, Inc. and subsidiaries of our reports dated April 13, 2006, with respect to the consolidated balance sheets of Russ Berrie and Company, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 Annual Report on Form 10-K of Russ Berrie and Company, Inc.

Our report dated April 13, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, expresses our opinion that Russ Berrie and Company, Inc. did not maintain effective internal control over financial reporting as of December 31, 2005, because of the effect of the material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that there was a material weakness as of December 31, 2005 as a result of the Company not maintaining sufficient personnel resources with the requisite technical accounting and financial reporting expertise.

/s/ KPMG LLP

Short Hills, New Jersey

April 13, 2006